Exhibit 10.3

AMENDMENT

TO

CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT TO CHANGE IN CONTROL AGREEMENT (this “Amendment”), dated as of December 31, 2012, is made by and between ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation (the “Company”), and Matthew Espe (the “Executive”).

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Change in Control Agreement (defined below).

BACKGROUND RECITALS

A. The Company and the Executive are party to that certain Change in Control Agreement dated as of June 24, 2010, (the “Change in Control Agreement”);

B. The Company and the Executive desire to amend the Change in Control Agreement to provide for an annual renewal date of August 1;

NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment. In accordance with the provisions set forth in Section 12 of the Change in Control Agreement regarding the modification of any provision of such agreement, Section 2 of the Change in Control Agreement is hereby amended and restated in its entirety to read as follows:

“2. Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect until the immediately following August 1, at which time, and on each one (1) year anniversary thereafter (“Anniversary Date”), this Agreement shall automatically be renewed for one (1) additional year commencing on the Anniversary Date, unless one party provides written notice to the other party, at least ninety (90) days in advance of an Anniversary Date, of its intent not to renew this Agreement for an additional one year term. Notwithstanding the foregoing, if a Change in Control shall have occurred after the Effective Date and during the term of this Agreement, this Agreement shall continue in effect for a period of not less than twenty-four (24) months beyond the month in which a Change in Control occurred.”

Except to the extent modified by this Amendment, the Change in Control Agreement shall remain unchanged and in full force and effect.

2.	Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

3.	Governing Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the Commonwealth of Pennsylvania.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first written above.

ARMSTRONG WORLD INDUSTRIES, INC.

By:	/s/ Mark A. Hershey
	Name:	Mark A. Hershey
	Title:	Senior Vice President, General Counsel and Secretary

MATTHEW ESPE

/s/ Matthew Espe

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